Exhibit 10.1

Employment Contract

Between Gogo Denmark ApS

Sundkrogsgade 21

2100 Copenhagen

and Michael Christensen

[***]

TABLE OF CONTENTS

1.	The Position	3
2.	Rights and Obligations of the EXECUTIVE	4
3.	The Executive's Financial Rights during the Employment	6
4.	Holiday and other Absence	8
5.	Termination of Employment	8
6.	The Executive's Obligations after Termination of Employment	9

This Employment Contract (the "Contract") is entered into on September 1, 2026 between:

(1) Gogo Denmark, Company Reg. No. (CVR), 45175685, Sundkrogsgade 21, 2100 Copenhagen (the "Company")

(2) Michael Christensen, [***] (the "Executive")

- the Company and the Executive hereinafter collectively referred to as the "Parties" and separately as a "Party"

WHEREAS:

(A) The Executive is currently employed by Gogo Business Aviation LLC, 105 Edgeview Dr., Suite 300, Broomfield, CO 80021, USA, as Executive Vice President and Chief Revenue Officer of the Gogo Group pursuant to that Employment Agreement dated November 19, 2024, as amended from time to time (the “Prior Agreement”).

(B) The "Gogo Group" means Gogo Inc., 105 Edgeview Dr., Suite 300, Broomfield, CO 80021, USA, with registration number 4764488, with registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808 USA (the "Parent Company"), and each entity directly or indirectly controlled by the Parent Company from time to time.

(C) The Company is a member of the Gogo Group.

(D) With effect from the Effective Date (as defined below), the Executive shall be employed by the Company in Denmark on the terms of this Agreement.

(E) Prior to the Effective Date, the Executive and Gogo Business Aviation shall enter into a mutual separation agreement confirming that the Executive’s employment with Gogo Business Aviation under the Prior Agreement shall terminate with effect on a date prior to the Effective Date (the "Separation Agreement").

(F) The Parties wish to set out in this Agreement the terms and conditions applicable to the Executive’s employment with the Company.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOW:

1. The Position

1.1 Commencement of Employment

1.1.1 Subject to the Separation Agreement having been duly concluded, the Executive shall, with effect from 1 September 2026 (the "Effective Date"), be employed by the Company and shall continue to serve as Executive Vice President and Chief Revenue Officer of the Gogo Group. The Executive shall report to the board of managers of the Company and to the Board of Directors of the Parent Company.

1.2 Place of Work

1.2.1 The Company being a newly established subsidiary of the Gogo Group does not have an established place of business. Accordingly, the Executive's primary work location is the Executive’s home address in Denmark. The Company shall provide the necessary work equipment in connection with the arrangement of the home workplace.

1.2.2 The Parties shall cooperate in ensuring compliance with the Danish Working Environment Act (in Danish: "arbejdsmiljøloven") in this respect, including that the home workplace is arranged in a fully satisfactory manner. The Executive acknowledges that he has a special obligation to ensure that the Home Workplace is suitable for performing the work, including that it can be conducted in a safe and healthy manner. The Executive must immediately notify the Company of any working environment issues, accidents, or health and safety concerns related to the Home Workplace or the performance of the work.

1.2.3 The Parties acknowledge that the Company may eventually establish a place of business in the Greater Copenhagen area and that the Executive, in such case, due to his position within the Gogo Group, will be assigned a permanent workplace at the Company’s place of business without this being considered a material change to the Executive's terms of employment.

1.2.4 The Executive will be required to attend meetings, training and other work-related activities at other locations in Denmark and abroad, and will travel as required for the performance of his duties.

1.3 Hours of Work

1.3.1 The Executive is employed in a full-time position. The Executive is personally responsible for planning and organising his working hours, taking into account the operational requirements of the Company.

1.3.2 By virtue of his position, the Executive holds managerial functions and authority to make independent decisions. The Parties agree that the Executive is considered a self-scheduler pursuant to section 1(6) of the Act implementing the Working Time Directive. Accordingly, the employment relationship is not subject to sections 3, 4 and 5 of the Act implementing the Working Time Directive or to sections 3 and 4 of the Executive Order on Rest Periods. The Executive is not required to record his daily working hours.

1.3.3 The Executive is covered by the general principles of the Danish Working Environment Act regarding the protection of employees’ safety and health.

1.4 Danish Salaried Employees Act

1.4.1 The employment relationship is governed by the Danish Salaried Employees Act (in Danish: Funktionærloven"). The Executive's seniority as a salaried employee ((in Danish: "funktionær") is calculated from the Effective Date.

1.5 Code of Conduct and Employee Policies

1.5.1 The Executive is subject to the Gogo Group's code of conduct, as amended from time to time. By signing this Contract, the Executive acknowledges that he has familiarised himself with the Gogo Group's code of conduct and undertakes to comply with it.

1.5.2 The Company may from time to time issue employee policies and guidelines governing the Executive's employment. The Executive is required to familiarise himself with and comply with such policies and guidelines in force from time to time. In addition, the Executive acknowledges that his employment may also be governed by the Gogo Group's employee policies and guidelines that are applicable to employees in the Gogo Group's foreign subsidiaries, as amended from time to time.

2. Rights and Obligations of the EXECUTIVE

2.1 Sideline Occupation

2.1.1 The Executive shall not undertake any sideline occupation whether for professional or leisure purposes, that is incompatible with the employment relationship with the Company. In particular, the Executive shall not take on work where the working hours of such sideline occupation cannot be reconciled with the Executive's duties to the Company, or where the nature of the work is incompatible with the employment relationship due to considerations of health and safety, protection of trade secrets, or the avoidance of conflicts of interest.

2.1.2 Prior to commencing any sideline occupation, the Executive shall notify the Company in writing and provide sufficient information to enable the Company to assess whether the work in question would be incompatible with the employment relationship.

2.2 Social Contributions and Social Security

2.2.1 The Company pays social contributions in relation to the employment relationship to the following social security institutions:

1 Supplementary Labour Market Pension (in Danish: "Arbejdsmarkedets Tillægspension"), company reg. no. 43405810;

2 Labour Market Insurance (in Danish: "S/I Arbejdsmarkedets Erhvervssikring"), company reg. no. 37624780;

3 The Company's industrial injury insurance name and registration can be provided upon request; and

4 The Company's maternity/paternity fund barsel.dk, company reg. no. 29596948.

2.2.2 The Executive is covered by the Company's health insurance with PFA Pension, company reg. no 13594376.

2.3 Duty of Confidentiality

2.3.1 The Executive is bound by a duty of confidentiality concerning any information acquired in the course of the Executive's employment with the Company, unless such information is, by its nature, intended for disclosure to third parties. This duty of confidentiality shall remain in force following the termination of the employment relationship.

2.3.2 The Executive shall ensure that all documents, information and other materials relating to the Company's affairs that are available to the Executive, including but not limited to price lists, customer lists, calculations and market surveys, are stored securely and not disclosed to unauthorised persons.

2.4 Intellectual Property Rights and Know-how

2.4.1 The Company acquires the ownership to any results, in whatever form, whether protectable or not, including but not limited to inventions, ideas, concepts, production methods, works, databases, computer programmes and creations of any kind, along with all deriving intellectual property rights, including but not limited to patents, utility models, designs, trademarks, copyrights and database rights, as well as any know-how (collectively referred to as "Intellectual Property Rights"), developed or created by the Executive during the term of the employment, unless prevented by mandatory rules and regulations. The same will apply to any and all Intellectual Property Rights created or conceived by the Executive after termination/expiry of the employment if such right is, in full or in part, a result of activities performed during the term of employment.

2.4.2 Clause 2.4 applies to all Intellectual Property Rights which directly or indirectly fall within the business activities of the Company and/or the Company's subsidiary and/or affiliated company or which are a result of a task instigated by the Company. It is of no importance for the Company's rights whether or not the Intellectual Property Rights are developed or created by the Executive personally or in cooperation with others, and whether this takes place during the Executive's working hours or spare time.

2.4.3 The Executive is obliged to notify the Company of all Intellectual Property Rights immediately after their creation. The notification must contain all information necessary to evaluate their importance for the Company.

2.4.4 The Executive is obliged to provide the Company with any assistance necessary for the Company to obtain ownership of, apply for registration of, protect, assign or exploit the Intellectual Property Rights worldwide.

2.4.5 The Company's acquisition of the ownership to the Intellectual Property Rights takes place without the Company being obligated to notify the Executive specifically in this respect. Section 7 (1) of the Danish Act on Employees' Inventions has been derogated from by the provisions of this Clause. This Contract constitutes the final document of assignment of the Intellectual Property Rights to the Company for any purpose whatsoever, including registration, alterations or transfer to a third party. Section 56 of the Danish Copyright Act has been derogated from by the provisions of this Clause.

2.4.6 Unless otherwise provided for by mandatory rules and regulations, the Executive shall not receive any special compensation for the assignment of Intellectual Property Rights. The Executive's financial rights under the Contract are determined with due consideration thereof.

2.5 Personal data

2.5.1 The Executive's personal data will be processed in accordance with the Company's employee privacy policy. This policy contains information about the Executive's rights under the General Data Protection Regulation (the GDPR) and the Danish Act on Data Protection (in Danish "databeskyttelsesloven"). The employee privacy policy can be found on the Company’s intranet.

2.6 Illness

2.6.1 The Executive is entitled to salary in case of absence due to illness in accordance with the Danish Salaried Employees Act.

2.6.2 The Executive shall notify the Company immediately in the event of absence due to illness. The Company shall be entitled to require documentation confirming the Executive's incapacity to work and the expected duration thereof. The costs of obtaining such documentation shall be borne by the Company, save that the Executive shall bear the costs of medical documentation in respect of illness occurring during holiday.

2.7 Other Conditions

2.7.1 The Executive is obliged to keep the Company informed of his home address as well as his bank registration and account numbers for the purpose of the Company's salary payments.

2.7.2 Correspondence and other communications conducted through the Company's electronic communication and postal systems shall be considered written correspondence belonging to the Company, which the Company may access and have at its disposal as with other correspondence to and from the Company. To the extent that the Executive may wish to use the Company's IT systems for private communication, the Executive shall explicitly mark such communication as "private" in the subject line or equivalent field.

3. The Executive's Financial Rights during the Employment

3.1 Salary

3.1.1 The Executive's annual salary amounts to DKK 2.966.500 (the “Base Salary”) and shall be payable on a monthly basis in arrears by 1/12 on the last banking day of each month. The salary shall be reviewed on at least an annual basis by the Gogo Group’s Compensation Committee of the Board

of Directors (the “Compensation Committee”) in consultation with Gogo Group’s external compensation consultant. Any adjustment of the salary shall be effective as of the approval of the Compensation Committee.

3.1.2 The Parties agree that the Executive is not entitled to a salary supplement under the law concerning the consequences of abolishing the General Prayer Day as a public holiday, as the Executive’s working hours have not increased pursuant to Section 3, subsection 1 of the said law. The day that was previously the General Prayer Day is now a regular working day, and this has been taken into account in the determination of the Executive's salary.

3.2 Pension Contribution

3.2.1 Further to the salary, the Executive shall receive a pension contribution from the Company of fifteen per cent of the annual salary, see Clause 3.1.1. In addition, the Executive shall pay a contribution of fifteen per cent of the annual salary. The pension contributions shall be payable on a monthly basis in arrears by 1/12 on the last banking day of each month to the Company's pension scheme with PFA Pension.

3.3 Bonus

3.3.1 The Executive is eligible for an annual bonus, which shall be earned as follows:

(a) A target bonus of 40 per cent of the annual salary, see Clause 3.1.1, for achievement of goals and objectives established for Gogo Group under the Gogo Group’s Annual Bonus Program. The achievement of such goals and objectives shall be assessed by the Compensation Committee in its sole discretion following the end of the relevant performance period.

(b) A target bonus of 40 per cent of the annual salary, see Clause 3.1.1, for achievement of goals and objectives established for the Gogo Group commercial sales department under the Gogo Group’s Sales Bonus Program. The achievement of such goals and objectives shall be assessed by the Compensation Committee in its sole discretion following the end of the relevant performance period.

3.4 Benefits

3.4.1 The Company shall make available to the Executive a mobile phone and shall bear all ordinary and reasonable expenses in relation thereto.

3.4.2 The Company shall bear all ordinary and reasonable expenses relating to the establishment and use of an internet connection at the Executive's residence.

3.4.3 Unless the Company determines otherwise, the Executive's entitlements pursuant to Clauses 3.4.1 – 3.4.2 shall cease with effect from the date on which the Executive is released from his duties. In such event, the Executive shall immediately return the mobile phone to the Company. In lieu thereof, the Executive shall receive compensation corresponding to the taxable value of the mobile phone entitlement for the remainder of the notice period.

3.5 Annual Equity Award

3.5.1 Commencing on the Effective Date, the Executive shall receive an annual equity award, subject to the terms and conditions of (i) the Gogo Inc. 2024 Omnibus Incentive Plan (as amended from time to time, or any successor equity plan) (the "Plan") and (ii) an equity agreement thereunder, and to be approved by the Board of Directors of Parent Company or the Compensation Committee and separately provided to the Executive. Each annual equity award shall have a value determined by the Compensation Committee based on market practice and shall vest in equal annual instalments over the four-year period following the date of grant.

3.6 Travelling, Representation, and Professional Training

3.6.1 Against due documentation, the Company reimburses the Executive's ordinary and reasonable travelling and representation expenses incurred in the interest of the Company.

3.6.2 The Executive must on a regular basis keep up to date with his professional skills and participate in any professional training and competency development, which the Company may find necessary for the position. In each particular case, the Executive's participation in professional training and competency development is subject to prior agreement with the Chief Executive Officer of Gogo Group.

3.7 Tax Consequences

3.7.1 Any tax-related consequences for the Executive arising from his financial rights under this Contract shall be for the Executive's own account and are of no concern to the Company. Notwithstanding the foregoing, the Company shall, at its own expense, provide the Executive with the services of a professional tax advisor mutually agreed upon by the Company and Executive for the purpose of preparing and submitting the Executive’s annual tax returns during the term of the employment.

4. Holiday and other Absence

4.1 Holiday

4.1.1 The Executive is entitled to annual paid holiday in accordance with the Danish Holiday Act applicable from time to time.

4.2 Additional Holiday Entitlements

4.2.1 In each holiday year, the Executive is entitled to five additional days of paid holiday ("feriefridage").

4.2.2 The additional holiday entitlements ("feriefridage") are accrued on a proportional basis during the holiday year and shall be taken in the corresponding holiday-taking period. Additional holiday entitlements can be transferred to the following holiday year. Upon termination of employment, any accrued but unused additional holiday entitlements shall lapse without compensation.

4.3 Other Days Off

4.3.1 The Executive is entitled to absence with pay in the following situations:

1 removal, wedding, funeral of closest relatives, examination days, etc.;

2 first day of illness of children under the age of fifteen living at home; and

3 own periodic consultations of dentist and doctor to the extent such consultations cannot take place during off-duty hours.

4.4 Scheduling of Holiday and other Periods of Absence

4.4.1 Holiday and other periods of absence shall in each case be scheduled according to prior agreement with the Chief Executive Officer of Gogo Group.

5. Termination of Employment

5.1 Notice of Termination

5.1.1 The employment relationship can be terminated by both Parties with the terms of notice stipulated in the Danish Salaried Employees Act. Notwithstanding the foregoing, the Parties agree that the Company shall, with effect from the Effective Date, observe a notice period of six months.

5.1.2 If within a period of 12 consecutive months, the Executive has received salary during absence due to illness for a total of 120 days, the Company may terminate the employment with one (1) month's notice to take effect at the end of a month, provided the dismissal is made immediately upon expiry of the 120-day period of illness and while the Executive is still ill, see Section 5 (2) of the Danish Salaried Employees Act.

5.1.3 If the employment relationship is terminated by the Company (i) without the Executive having provided just cause for the termination, or (ii) due to the Executive's death, or (iii) if the Executive resigns for Good Reason as defined in Clause 5.14, the Executive shall be entitled to a severance allowance equivalent to six months' Base Salary (the "Severance Pay"), payable upon cessation of employment. Notwithstanding the above, payment of the Severance Pay is conditional upon the Executive executing a separation agreement containing a general release of all claims against the Company and the Gogo Group, in a form provided by the Company. The Severance Pay shall be deemed to include any statutory severance pay under section 2b (but not section 2a) of the Danish Salaried Employees' Act, as well as any compensation to dependents under section 8 of that Act.

5.1.4 “Good Reason” shall mean the occurrence of any of the following without Executive's consent at any time following the Effective Date (i) a material reduction by the Company in Executive's Base Salary or bonus set out in Section 3.3; (ii) (A) a material diminution of Executive's duties, authority or responsibilities such that such duties, authority and responsibilities, when viewed in the aggregate, are not at least commensurate with those duties, authority and responsibilities normally associated with and appropriate to Executive's position, or (B) Executive ceasing to be a direct report to the Chief Executive Officer; (iii) the relocation of Executive's Principal Place of Employment to a geographic location more than fifty (50) miles from the Executive's then Principal Place of Employment; or (iv) any material breach by the Company of its obligations to Executive under this Agreement, the Change in Control Severance Agreement between Executive and Parent Company, dated September 1, 2026, the Retention Bonus Agreement between Parent Company and Executive, dated November 13, 2024, the Addendum to the Retention Bonus Agreement, among Parent Company, Gogo Business Aviation LLC, Company and Executive, dated September 1, 2026, the Inducement Award Agreement between Parent Company and Executive dated on or about November 13, 2024, or any future equity award agreements between Executive and Parent.

5.2 Breach of Contract

5.2.1 If the Company or the Executive commits a material breach of the obligations stipulated in the Contract or the preconditions on basis of which the Contract has been concluded, the other Party may terminate the Contract without further notice. The Party neglecting to fulfil the obligations set forth in the Contract must indemnify the other Party for any loss suffered in this respect.

5.3 Return of Objects, Material etc.

5.3.1 When actually leaving his position, irrespective of the reason for the termination, the Executive must immediately return all objects, material, information, etc. that belong to the Company, including documents, correspondence, reports, records, emails, files, computer programmes, and customer lists.

5.3.2 The Executive may not exercise any right of retention on the objects, material, information, etc. that belong to the Company.

5.4 Updating of references on social media

5.4.1 No later than at the expiry of the employment relationship, the Executive shall be obliged to update any profiles on social media, e.g. LinkedIn and Facebook, to the effect that the Company will no longer appear as the Executive's current employer.

6. The Executive's Obligations after Termination of Employment

6.1 Non-Competition Clause

6.1.1 The Parties agree that the Executive will hold a position of very special trust in that the Executive has access to confidential information, including financial records, supplier agreements, customer records, discount schemes and price agreements; has knowledge that may be misused to the detriment of the Company and that must be regarded as a crucial part of the Company's business concept; and holds a managerial position.

6.1.2 The Parties agree that the Non-Competition Clause under this provision shall become effective after six (6) months of employment.

6.1.3 During the term of the employment and for a period not exceeding six (6) months following termination of employment, the Executive may not - neither directly nor indirectly - establish or take a financial interest in any business that competes, wholly or partly, with the business carried out by the Company and the Company's parent company and/or subsidiary and/or affiliated companies at the relevant time. This prohibition includes, inter alia, commencement of new employment, establishment of business as well as taking on positions as board member, commissioner or consultant.

6.1.4 Termination of employment shall mean the date of expiry of the period of notice regardless of whether the Executive is actually leaving his position at an earlier date.

6.1.5 If the Executive is in breach of the Non-Competition Clause, he becomes liable to pay damages as well as an agreed penalty equivalent to 25 per cent of the Executive's annual salary, see Clause 3.1.1, applicable at the time of termination of employment. The agreed penalty is incurred and must be paid each time a breach is committed. If the breach is of an ongoing nature, the agreed penalty is incurred and must be paid for each month or part of a month. Payment of the agreed penalty does not cause the Non-Competition Clause to become invalid.

6.1.6 The Company may seek to restrain a breach of the Non-Competition Clause by obtaining an injunction pursuant to the general rules of Danish law.

6.1.7 In the event that the Executive obtains new employment or becomes self-employed during the term of the Clause, the Executive is obliged to notify the Company immediately thereof. Furthermore, the Executive shall, upon the Company's request, provide evidence of his active search for other suitable employment.

6.1.8 The Executive may ask the Company in writing whether it would find a new activity contemplated by the Executive to be covered by the prohibition set forth in the Non-Competition Clause, and in the affirmative, whether the Company would in the given circumstances be willing to consent to the Executive commencing such activity. The Executive’s enquiry must contain all information necessary for the Company to assess the importance of the activity to the Company. The Company shall answer the enquiry within a reasonable period of time.

6.1.9 The Non-Competition Clause does not apply if the Company terminates the employment relationship or dismisses the Executive summarily without the Executive having provided just cause for such dismissal. Neither does the Clause apply if the Executive gives notice of termination and the Company's failure to meet its obligations has provided the Executive with just cause for such termination. In these cases, the Executive is only entitled to the Minimum Compensation, see Clause 6.3.1.

6.2 Non-Solicitation Clause

6.2.1 The Parties agree that the Non-Solicitation Clause under this provision shall become effective after six (6) months of employment.

6.2.2 For a period of six (6) months following termination of employment, the Executive undertakes not to have any direct or indirect business relations with or be employed by customers, agents, representatives, principals, suppliers and other business connections of the Company.

6.2.3 The Non-Solicitation Clause applies to customers etc. with whom the Executive has had business relations within the last 12 months prior to the date on which notice of termination is served. In connection with the termination of the employment relationship, the Company shall provide a list of customers etc. to be comprised by the Non-Solicitation Clause. The Non-Solicitation Clause also applies to business relations or employment with customers etc. who are not engaged in competing activities. Furthermore, the Non-Solicitation Clause shall apply irrespective of whether the contact is initiated by the Executive or by the customers etc.

6.2.4 Clauses 6.1.4 – 6.1.7 shall also apply to the Non-Solicitation Clause.

6.3 Compensation and Termination

6.3.1 The Executive shall receive compensation for undertaking the Non-Competition and Non-Solicitation Clauses. The compensation shall be equal to 60 per cent of the Executive 's salary applicable on termination of employment and be payable as from termination of employment until expiry of the Non-Competition and Non-Solicitation Clauses. For the first two (2) months, the compensation shall be paid out in a lump sum (the "Minimum Compensation") upon termination of employment and subsequently on a monthly basis in arrears for the remaining enforcement period of the Non-Competition and Non-Solicitation Clauses.

6.3.2 The right to compensation shall lapse if the Company has summarily dismissed the Executive with just cause. However, the Executive 's obligations set forth under the Non-Competition and Non-Solicitation Clauses shall remain in force.

6.3.3 The Company may, at any time, terminate the Non-Competition and Non-Solicitation Clauses with one (1) month's notice taking effect at the end of a month. However, the Executive will be entitled to receive the Minimum Compensation upon termination of employment, provided the Executive leaves the Company after expiry of a period of three (3) months following the commencement of the employment relationship and before expiry of a period of six (6) months following the Company's termination of the Non-Competition and Non-Solicitation Clauses, and provided the termination of employment is due to circumstances that would have entitled the Company to enforce the Non-Competition Clause and/or the Non-Solicitation Clause.

6.3.4 In order to fulfil his ordinary duty to mitigate losses, the Executive must actively seek other suitable employment of a non-competing nature but not with an undertaking comprised by the Non-Solicitation Clause. After having obtained other suitable employment, the Executive shall only be entitled to compensation equal to 24 per cent of the salary applicable on termination of employment during the remaining enforcement period of the Clauses. In case the Executive neglects his mitigation duty, the Executive's right to compensation shall lapse.

6.4 SIGNATURES

6.4.1 This Contract is executed using electronic signatures via Docusign which shall be considered original signatures for all purposes and shall carry the same legal validity as handwritten signatures.

For and on behalf of

Gogo Denmark ApS

_/s/ Chris MacFarlane_______________ /s/ Michael Christensen________

Name: Chris MacFarlane Michael Christensen

Title: Member of the Executive Board